September 27, 2018
Torchmark Corporation
3700 South Stonebridge Drive
McKinney, Texas 75070
Ladies and Gentlemen:
We have acted as special counsel to Torchmark Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offering, pursuant to the Company’s Registration Statement on Form S-3, File No. 333-227501 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of $550,000,000 aggregate principal amount of its 4.550% Senior Notes due 2028 (the “Notes”), to be issued under an Indenture, dated September 24, 2018, between the Company and Regions Bank, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated September 27, 2018 (such Indenture, as so supplemented, the “Indenture”), and pursuant to the Prospectus Supplement, dated September 25, 2018, to the Prospectus dated September 24, 2018 (together, the “Prospectus”), and the Underwriting Agreement, dated as of September 25, 2018, relating to the Notes (the “Underwriting Agreement”), among the Company and the underwriters named on Schedule A thereto.
This opinion is being furnished to you for filing as Exhibit 5.1 to a Current Report on Form 8-K of the Company to be filed with the Commission on or about the date hereof (the “Current Report”), and for incorporation by reference into the Registration Statement.
In connection with the opinions expressed below, we have reviewed the following documents:
(i)the Registration Statement, including the documents incorporated by reference therein;

(ii)the Prospectus in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act;

(iii)an executed copy of the Indenture;

(iv)the global security dated the date hereof evidencing $500,000,000 aggregate principal amount of the Notes, as executed by the Company and authenticated by the Trustee;

(v)the global security dated the date hereof evidencing $50,000,000 aggregate principal amount of the Notes, as executed by the Company and authenticated by the Trustee

(vi)an executed copy of the Underwriting Agreement;

(vii)the Company’s Restated Certificate Incorporation, as certified by the Secretary of State of the State of Delaware;

(viii)the Company’s Amended and Restated Bylaws, as certified by the corporate secretary of the Company; and

(ix)certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company relating to the transactions contemplated by the Registration Statement, the Prospectus Supplement, the Indenture and related matters.

In addition, we have examined and relied upon such other documents, certificates, records and other instruments as we have deemed necessary or appropriate for purposes of the opinions expressed below. In all such examinations and in rendering our opinions, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified, photostatic or reproduced copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into such documents and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on or against such parties. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company, public officials and others.
Based upon the foregoing and subject to the further assumptions, exceptions, qualifications and limitations set forth below, we are of the opinion that the Notes have been validly issued by the Company and constitute valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.
Insofar as the foregoing opinions relate to the valid existence and good standing of the Company, they are based solely on confirmation from public officials.
Additionally, the above opinions are subject to and qualified by the following exceptions, limitations and qualifications: (i) the effect of applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws of general applicability now or hereinafter in effect relating to or affecting creditors’ rights and remedies; (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); (iii) requirements that a claim with respect to the Notes denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency; (v) the effect of any waiver of stay, extension or usury laws or of unknown future rights; (vi) the unenforceability under certain circumstances of provisions regarding indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to securities laws or public policy; and (vii) the possible unenforceability of provisions requiring indemnification for, or providing exculpation, release or exemption from liability for, action or inaction, to the extent such action or inaction involves negligence or willful misconduct or to the extent otherwise contrary to public policy. The opinions rendered above do not include opinions with respect to compliance with laws relating to permissible rates of interest.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report, to the incorporation by reference of this opinion into the Registration Statement, to the reference to our firm in the Prospectus under the caption “Legal Matters,” as counsel for the Company who passed upon the validity of the Notes. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions herein are expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ McAfee & Taft A Professional Corporation
McAfee & Taft A Professional Corporation